As filed with the Securities and Exchange Commission on November 7, 2013

Registration No. 333-190051

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON FORM S-8

TO REGISTRATION STATEMENT ON FORM S-4
Under
THE SECURITIES ACT OF 1933

MEDIA GENERAL, INC.

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation or organization)	54-0850433 (I.R.S. Employer Identification No.)

333 East Franklin Street Richmond, Virginia (Address of Principal Executive Offices)	23129 (Zip Code)

Media General, Inc. 1995 Long-Term Incentive Plan

MG Advantage 401(k) Plan

Media General, Inc. Directors’ Deferred Compensation Plan

(Full title of the plan)

Andrew C. Carington, Esquire

General Counsel and Secretary

Media General, Inc.

333 East Franklin Street

Richmond, Virginia 23219

(Name and address of agent for service)

(804) 649-6000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Voting Common Stock, no par value	3,159,686	(2)	$15.12	(5)	$17,547,062	(5)	$2,261
Voting Common Stock, no par value	3,000,000	(3)	$15.12	(6)	45,360,000	(6)	$5,842
Voting Common Stock, no par value	1,000,000	(4)	$15.12	(7)	5,317,175	(7)	$685

(1)

Includes such additional number of shares as may be required in the event of a stock split, stock dividend or similar transaction in accordance with Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”). In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Mg Advantage 401(k) Plan (the “401(k) Plan”). Pursuant to Rule 457(h)(2), no registration fee is required with respect to the interests in the 401(k) Plan.

(2)

Represents shares of Voting Common Stock issuable in connection with grants of equity-based awards under the Media General, Inc. 1995 Long-Term Incentive Plan (1,999,166 of which shares of Voting Common Stock were originally registered on the Company’s Registration Statement on Form S-4 (File No. 333-190051), filed with the SEC on July 19, 2013, as amended (the “Form S-4”)).

(3)	Represents shares of Voting Common Stock issuable under the 401(k) Plan.

(4)

Represents shares of Voting Common Stock issuable under the Media General, Inc. Directors’ Deferred Compensation Plan (648,335 of which shares of Voting Common Stock were originally registered on the Form S-4).

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act based upon the average of the high and low prices of the Media General, Inc. Class A Common Stock on the New York Stock Exchange on November 4, 2013. The 1,999,166 shares of Voting Common Stock that were originally registered on the Form S-4 have been excluded from this calculation because the registration fees payable in connection with such shares were paid at the time of the filing of the Form S-4.

(6)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act based upon the average of the high and low prices of the Media General, Inc. Class A Common Stock on the New York Stock Exchange on November 4, 2013.

(7)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act based upon the average of the high and low prices of the Media General, Inc. Class A Common Stock on the New York Stock Exchange on November 4, 2013. The 648,335 shares of Voting Common Stock that were originally registered on the Form S-4 have been excluded from this calculation because the registration fees payable in connection with such shares were paid at the time of the filing of the Form S-4.

EXPLANATORY NOTE

The Company hereby amends its Registration Statement on Form S-4, as amended (SEC File No. 333-190051) by filing this Post-Effective Amendment No. 1 on Form S-8 to Form S-4 to register 7,159,686 shares of Voting Common Stock, no par value, issuable in connection with grants of equity awards or purchases of shares of Voting Common Stock under the plans listed on the cover of this Registration Statement (the “Plans”).

On or about November 8, 2013, the Company will complete a reclassification of its capital stock that will result in holders of the Company’s Class A Common Stock having the right to receive an equal number of shares of Voting Common Stock (the “Reclassification”). Immediately following the Reclassification, New Young Broadcasting Holding Co., a Delaware corporation (“Young”), will merge with a subsidiary of the Company (the “Merger”), with Young surviving the Merger as a wholly-owned subsidiary of the Company.

Equity-based awards granted pursuant to Plans that are granted or remain outstanding after the reclassification are exercisable or convertible, as applicable, into shares of Voting Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing information specified by Part I of this Registration Statement have been or will be sent or given to participants in the Plans as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act. Such documents are not required to be filed with the SEC but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

References to “us,” “our,” “we,” “the Company” and “the Registrant” shall mean Media General, Inc., a Virginia corporation.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov. Reports, proxy and information statements and other information concerning us can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, NY 10005.

The SEC allows us to “incorporate by reference” information into this Registration Statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Registration Statement, and later information that we file with the SEC will automatically update this Registration Statement. We incorporate by reference in this Registration Statement the documents listed below.

a.	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the SEC on February 28, 2013;

b.

the Registrant’s Quarterly Reports on Form 10-Q for the period ended March 31, 2013, as filed on May 10, 2013, for the period ended June 30, 2013, as filed on August 9, 2013 and for the period ended September 30, 2013, as filed on November 6, 2013;

c.	the Registrant’s Current Reports on Form 8-K filed on April 29, 2013, June 6, 2013, June 10, 2013, July 24, 2013, August 5, 2013 and August 8, 2013; and

d.

the disclosures set forth under the captions “Unaudited Pro Forma Condensed Combined Financial Information,” “Business of Young,” “Young Management’s Discussion & Analysis of Financial Condition and Results of Operations,” “Description of Combined Company Capital Stock” and “Index to Consolidated Financial Statements of Young” contained in the Company’s prospectus filed on October 7, 2013.

In addition, any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 13.1-692.1 of the Virginia Stock Corporation Act (the “VSCA”) permits a corporation to provide in its articles of incorporation that an officer or director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages in any proceeding brought by or in the right of the corporation or brought by or on behalf of stockholders of the corporation for breach of fiduciary duty, except if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including, without limitation, any claim of unlawful insider trading or manipulation of the market for any security. The Company’s amended and restated articles of incorporation provide for such limitation of liability.

Sections 13.1-697 and 13.1-702 of the VSCA empower a corporation to indemnify any current or former director or officer made a party to a proceeding because he or she is or was a director or officer against liability incurred in the proceeding; provided that such director or officer conducted himself or herself in good faith; believes, in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in the corporation’s best interest and, in all other cases, that his or her conduct was at least not opposed to the corporation’s best interests; and, in the case of any criminal proceeding, the director or officer had no reasonable cause to believe his or her conduct was unlawful.

The VSCA also provides that a corporation may make any other or further indemnity (including indemnity with respect to a proceeding by or in the right of the corporation) if authorized by its articles of incorporation or a stockholder-adopted bylaw, except an indemnity against willful misconduct or a knowing violation of the criminal law.

The Registrant’s amended and restated articles of incorporation, to be effective upon the closing of the Merger, will provide that it shall indemnify (a) any person who was or is a party to any proceeding, including a proceeding brought by a stockholder in the right of the combined company or brought by or on behalf of stockholders of the combined company, by reason of the fact that he or she is or was a director or officer of the combined company, except for liability resulting from such person having engaged in willful misconduct or a knowing violation of the criminal law or (b) any director or officer who is or was serving at the request of the combined company as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him in connection with such proceeding unless he or she is engaged in willful misconduct or a known violation of criminal law. The combined company is also expressly required to pay or reimburse the reasonable expenses, including attorneys fees, incurred by any applicant, director or officer who is a party to a proceeding in advance of the final disposition of the proceeding. The advancement and reimbursement obligations of the combined company are subject to a written undertaking by the person to reimburse such expenses in the event that it is ultimately determined that the person is not entitled to indemnification due to an ultimate determination that such person’s conduct failed to meet the required standard of conduct.

In addition, under the Merger agreement, the combined company will indemnify and hold harmless all past and present directors and officers of the Registrant and Young following the closing of the transaction to the fullest extent permitted under applicable law in connection with any actual or threatened claim, suit, or other action and any losses, claims, damages, costs, judgments, fines, penalties and other amounts paid in settlement in connection with any such claim, suit, or other action, whether instituted by the Registrant or Young, a government entity or any other person, for acts or omissions occurring at or prior to such closing (including in connection with the approval of the merger agreement and the closing of the transaction), and advance such person his or her legal and other expenses, subject to an undertaking by such person to reimburse such expenses in the event that it is ultimately determined that such person is not entitled to be indemnified.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit No.	Description of Exhibit

4.1

Articles of Incorporation of Media General, Inc., amended and restated as of May 28, 2004 (incorporated by reference to Exhibit 3(i) of Media General, Inc.’s Quarterly Report on Form 10-Q for the fiscal period ended June 27, 2004 (File No. 001-06383))

4.2

Bylaws of Media General, Inc., amended and restated as of February 24, 2009 (incorporated by reference to Exhibit 3(ii) of Media General, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 28, 2008 (File No. 001-06383))

4.3

Form of Amendments to the Articles of Incorporation of Media General, Inc. (included as Annex E to the proxy statement/prospectus included in the Registration Statement on Form S-4 filed on October 2, 2013, as amended (File No. 333-190051))

4.4

Form of Amended and Restated Articles of Incorporation of Media General, Inc. (included as Annex C to the proxy statement/prospectus included in the Registration Statement on Form S-4 filed on October 2, 2013, as amended (File No. 333-190051))

4.5

Form of Amended and Restated Bylaws of Media General, Inc. (included as Annex D to the proxy statement/prospectus included in the Registration Statement on Form S-4 on October 2, 2013, as amended (File No. 333-190051))

4.6

Media General, Inc. 1995 Long-Term Incentive Plan, as amended and restated as of April 26, 2007, incorporated by reference to Appendix C of the Proxy Statement dated March 13, 2007 (File No. 001-06383).

4.7*	MG Advantage 401(k) Plan.

4.8	Media General, Inc. Directors’ Deferred Compensation Plan, amended and restated as of November 16, 2001, incorporated by reference to Exhibit 10.16 of Media General, Inc.’s Form 10-K for the fiscal year ended December 26, 2004 (File No. 001-06383).

5.1*	Opinion of Troutman Sanders LLP as to the validity of the securities being registered.

23.1*	Consent of Deloitte & Touche LLP, independent registered public accountants of Media General, Inc.

23.2*	Consent of PricewaterhouseCoopers LLP, independent accountants of New Young Broadcasting Holding Co., Inc.

23.3*	Consent of Troutman Sanders LLP (included in Exhibit 5.1).

24.1**	Power of Attorney (included on the signature page of the Registration Statement on Form S-4 filed on July 19, 2013, as amended (File No. 333-190051)).

*	Filed herewith

**	Previously filed.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)   To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Richmond, Commonwealth of Virginia, on November 7, 2013.

MEDIA GENERAL, INC.

By:	/s/ George L. Mahoney
Name: George L. Mahoney
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairman	November __, 2013
J. Stewart Bryan III

*	Vice Chairman	November __, 2013
Marshall N. Morton

/s/ George L. Mahoney	Director, President and Chief	November __, 2013
George L. Mahoney	Executive Officer

*	Vice President – Finance and Chief	November __, 2013
James F. Woodward	Financial Officer

*	Controller and Chief Accounting	November __, 2013
Timothy J. Mulvaney	Officer

*	Director	November __, 2013
Diana F. Cantor

*	Director	November __, 2013
Dennis J. FitzSimons

*	Director	November __, 2013
Wyndham Robertson

*	Director	November __, 2013
Rodney A. Smolla

*	Director	November __, 2013
Carl S. Thigpen

*	Director	November __, 2013
Coleman Wortham III

By: /s/ George L. Mahoney
George L. Mahoney, as Attorney in Fact

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

4.1

Articles of Incorporation of Media General, Inc., amended and restated as of May 28, 2004 (incorporated by reference to Exhibit 3(i) of Media General, Inc.’s Quarterly Report on Form 10-Q for the fiscal period ended June 27, 2004 (File No. 001-06383))

4.2

Bylaws of Media General, Inc., amended and restated as of February 24, 2009 (incorporated by reference to Exhibit 3(ii) of Media General, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 28, 2008 (File No. 001-06383))

4.3

Form of Amendments to the Articles of Incorporation of Media General, Inc. (included as Annex E to the proxy statement/prospectus included in the Registration Statement on Form S-4 filed on October 2, 2013, as amended (File No. 333-190051))

4.4

Form of Amended and Restated Articles of Incorporation of Media General, Inc. (included as Annex C to the proxy statement/prospectus included in the Registration Statement on Form S-4 filed on October 2, 2013, as amended (File No. 333-190051))

4.5

Form of Amended and Restated Bylaws of Media General, Inc. (included as Annex D to the proxy statement/prospectus included in the Registration Statement on Form S-4 on October 2, 2013, as amended (File No. 333-190051))

4.6

Media General, Inc. 1995 Long-Term Incentive Plan, as amended and restated as of April 26, 2007, incorporated by reference to Appendix C of the Proxy Statement dated March 13, 2007 (File No. 001-06383).

4.7*	MG Advantage 401(k) Plan.

4.8	Media General, Inc. Directors’ Deferred Compensation Plan, amended and restated as of November 16, 2001, incorporated by reference to Exhibit 10.16 of Media General, Inc.’s Form 10-K for the fiscal year ended December 26, 2004 (File No. 001-06383).

5.1*	Opinion of Troutman Sanders LLP as to the validity of the securities being registered.

23.1*	Consent of Deloitte & Touche LLP, independent registered public accountants of Media General, Inc.

23.2*	Consent of PricewaterhouseCoopers LLP, independent accountants of New Young Broadcasting Holding Co., Inc.

23.3*	Consent of Troutman Sanders LLP (included in Exhibit 5.1).

24.1**	Power of Attorney (included on the signature page of the Registration Statement on Form S-4 filed on July 19, 2013, as amended (File No. 333-190051)).

*	Filed herewith

**	Previously filed.